Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports 2012 Activities and Financial Results; Provides 2013 Guidance

LOS ANGELES, CA (March 19, 2013) – Rentech, Inc. (NYSE MKT: RTK) today announced its results for the three and twelve months ended December 31, 2012 and provided financial guidance for 2013. Rentech owns the general partner and approximately 60% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech Nitrogen manufactures and sells nitrogen fertilizer products. Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including Rentech Nitrogen. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing subsidiary of Rentech, which includes two operating segments: the East Dubuque Facility and the Pasadena Facility.

Commenting on results for the period, D. Hunt Ramsbottom, President and CEO of Rentech, said, “We reported solid results for the year as we re-position the Company, reflecting reduced R&D expenses and strong nitrogen prices and demand. We are confident about our future, with Rentech Nitrogen positioned to expand as it benefits from strong nitrogen fundamentals, and Rentech benefiting from reduced corporate spending and potentially entering a new business line with immediate global growth opportunities and attractive returns.”

Mr. Ramsbottom continued, “Beginning with the successful IPO of Rentech Nitrogen in late 2011, we have taken deliberate, thoughtful actions which have resulted in significant shareholder returns. We continue to focus on further value creation, recently announcing the elimination of R&D activities and pursuing a new business line with immediate or near-term profitability. We are excited about the potential for growth and returns from a new business and are optimistic about announcing our entry into the new business line in the coming months.”

Special Cash Distribution and Share Repurchases

As a result of Rentech’s successful execution of its strategy and the Board’s ongoing evaluation of the best steps to utilize its capital and create shareholder value, Rentech returned $58.6 million of cash to shareholders in 2012. Rentech paid a special cash distribution to shareholders of $0.19 per common share, which represented approximately $42.2 million in payments to holders, on December 27, 2012. Approximately 75% of the distribution was a return of capital. In addition to this cash distribution, Rentech repurchased approximately 9.1 million shares in 2012, at an average price of $1.81 per share.

Redemption of Convertible Notes

Rentech redeemed all of its 4.00% convertible senior notes with principal amount of $57.5 million on December 31, 2012, in advance of their April 15, 2013 maturity. The early redemption resulted in interest savings of approximately $0.7 million. Upon redemption of the notes, Rentech, Inc. has no outstanding debt obligations, but those of Rentech Nitrogen Partners continue to appear on the Company’s consolidated balance sheets.

R&D Facility Closure and Elimination of R&D Costs

Rentech has decided to eliminate spending on research and development (R&D) activities and significantly reduce other expenses related to alternative energy technologies for the foreseeable future. On February 28, 2013, Rentech announced its decision to cease operations, reduce staffing at, and mothball its research and development Product Demonstration Unit (PDU), a demonstration-scale plant located in Commerce City, Colorado, and to eliminate all related research and development activities. Any ongoing activities related to the Company’s alternative energy technologies will be to protect patents, to maintain the Commerce City site if efforts to sell the site are unsuccessful, to continue low-cost efforts to seek partners who would provide funding to deploy Rentech’s technologies or to sell or license the technologies to third parties who are developing projects.

Strategy

Rentech Nitrogen

Given Rentech Nitrogen’s structure as a master limited partnership, management is focused on increasing cash available for distribution. Three growth projects are underway at Rentech Nitrogen’s facilities, which are expected to be accretive to per unit cash distributions in the beginning of 2014 or sooner. A fourth growth project is being planned to produce approximately 15 megawatts of power from waste steam at the Pasadena Facility, to reduce the facility’s electricity expenses and to create an additional revenue stream by exporting the remaining power for sale in the deregulated Texas power market. If financing for this project is obtained on schedule, this project is anticipated to begin contributing to cash distributions upon completion in the fall of 2014. Beyond these growth projects, Rentech Nitrogen has an active M&A team working on a prioritized list of opportunities to further enhance the Partnership’s growth prospects.

Rentech

As previously disclosed, Rentech is focused on immediate growth opportunities that meet the following criteria: unlevered, after-tax returns in the mid-teens or higher; certainty of revenue with long-term contracts for off-take, providing stability of cash flows; no reliance on new technology; and opportunities to leverage Rentech’s expertise and resources.

Rentech is continuing low-cost efforts to seek partners who would provide funding to deploy its alternative energy technologies or to sell or license the technologies to third parties who are developing projects. The Company will attempt to sell the PDU, as well as approximately 450 acres of land in Natchez, Mississippi acquired for the development of an alternative energy facility.

2013 Outlook

Rentech Nitrogen

In its press release dated March 19, 2013, Rentech Nitrogen issued guidance for cash available for distribution for the twelve months ending December 31, 2013 of approximately $2.60 per unit. The 2013 guidance includes the impact of two scheduled outages at its facilities during 2013, and the impact of lost revenue in 2013 due to the unscheduled outage at the East Dubuque Facility in December 2012. Excluding the effects of these outages the forecast for 2013 cash available for distribution would have been approximately $0.65 per unit higher.

Assuming product and input prices equal to those expected in 2013, Rentech Nitrogen noted that the increased annual production from its expansion projects scheduled to come online by the end of 2013 would be expected to add approximately $0.90 per unit of cash distributions and approximately $41 million of EBITDA.

Based on Rentech Nitrogen’s current guidance of $2.60 per unit, and assuming Rentech’s current ownership of 23.25 million units of Rentech Nitrogen, Rentech would receive approximately $60 million in cash distributions in 2013.

Rentech

Rentech provided the following guidance for cash selling, general and administrative (Cash SG&A) and R&D expenses for 2013, excluding Rentech Nitrogen:

	2012 Actual	2013 Guidance	% Change
Cash SG&A Expenses	$21.4 million	Approximately $20 million based on current run rate
Plus: Former R&D Expenses[1]	N/A	Approximately $5 million, to be incurred over the second through fourth quarters

Total Cash SG&A Expenses	$21.4 million	Approximately $25 million

Total Cash R&D Expenses	$21.0 million	Approximately $5 million, to be incurred in the first quarter

Total Cash Operating Expenses	$42.4 million	Approximately $30 million	(30%)

[1]

Expenses that would have been recorded as R&D absent the decision announced on February 28, 2013, to cease operations, reduce staffing at, and mothball Rentech’s research and development Product Demonstration Unit.

In addition to the above guidance, Rentech indicated that former R&D expenses classified as SG&A are anticipated to be at an annualized run rate of $2-3 million by the end of 2013. Any ongoing costs would be to protect patents covering Rentech’s alternative energy technologies, to maintain the Commerce City site if efforts to sell the site are unsuccessful or to continue low-cost efforts to seek partners who would provide funding to deploy its technologies. Additionally, Rentech expects to incur no R&D expenses in 2014.

Financial Highlights

The financial statements for the periods ended December 31, 2012 include results of the Pasadena Facility segment from the date of the closing of the acquisition of Agrifos LLC, which was November 1, 2012.

Three months ended December 31, 2012

Consolidated revenues for the three months ended December 31, 2012 were $92.5 million, compared to $63.1 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen. The increase in revenues at Rentech Nitrogen was due to the contribution of $37.4 million of revenues from the Pasadena Facility, which was partially offset by decreased sales prices and volumes for most products at the East Dubuque Facility. Ammonia and UAN sales volumes declined in the current period as a result of production lost during plant outages at the East Dubuque Facility that occurred in the fourth quarter of 2012. This delayed UAN shipments scheduled for the fourth quarter of 2012 into the first quarter of 2013.

Consolidated operating income for the three months ended December 31, 2012 was a loss of $9.3 million, compared to operating income of $10.2 million for the three months ended December 31, 2011. During the current year period, $16.0 million was recorded for impairments primarily relating to the write-off of capitalized SilvaGas patents and goodwill from the acquisition of ClearFuels, in the amounts of approximately $8.5 million and $7.2 million, respectively. Current period operating income for the nitrogen products manufacturing business was negatively impacted by $4.1 million of acquisition costs at the Pasadena Facility.

During the three months ended December 31, 2012, Rentech’s nitrogen products manufacturing subsidiary generated operating income of $21.3 million, compared to $22.6 million during the prior year period. EBITDA for Rentech’s nitrogen products manufacturing business was $24.3 million for the period, compared to $25.9 million in the corresponding period in 2011. EBITDA for the current period, excluding Partnership level expenses and non-recurring items related to the Pasadena Facility, totaled $28.6 million. The East Dubuque Facility and the Pasadena Facility contributed $30.3 million and ($1.7) million in EBITDA, respectively, during the three months ended December 31, 2012. As part of purchase accounting adjustments related to the acquisition of Agrifos, the value of inventory was increased to fair value as of the closing date, which resulted in an approximately $3.4 million increase in the cost of product sold by the Pasadena Facility during the two-month period ended December 31, 2012. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing subsidiary have been included below in this press release.

Gross margins for the nitrogen products manufacturing business were 31% for the three months ended December 31, 2012, compared to 41% for the same period last year due to the absorption of fixed costs on lower volumes resulting from plant outages in the fourth quarter of 2012, lower prices for most products at the East Dubuque Facility and the contribution of gross profits from the Pasadena Facility, which were lower gross margin sales than those from the East Dubuque Facility. Average natural gas costs in cost of sales for the East Dubuque Facility were $3.44 per MMBtu for the three months ended December 31, 2012, compared to $4.75 per MMBtu for the prior-year period. Average ammonia and sulfur costs in cost of sales for the Pasadena Facility were $658 per ton and $154 per ton, respectively for the current period.

For the three months ended December 31, 2012, Rentech reported a consolidated net loss of $24.5 million, or $0.11 per basic share. Included in these results are $16.0 million of impairments and a $4.8 million loss for debt extinguishment expenses. Excluding these items, Rentech would have generated a net loss of $0.02 per basic share. This compares to a net loss of $8.5 million, or $0.04 per basic share, reported in the comparable period in the prior year. Excluding non-recurring items, the Company generated net income of $0.01 per share for the prior-year period.

Consolidated SG&A expenses were $14.4 million for the three months ended December 31, 2012, compared to $10.5 million for the comparable period in the prior year, comprised of $8.0 million for the alternative energy segment and $6.4 million for the nitrogen fertilizer business, compared to $7.2 million and $3.3 million, respectively, for the prior-year period. The increase in SG&A expenses for the alternative energy segment was partly attributable to an increase in non-cash compensation expense of $0.4 million. Cash SG&A expenses for the alternative energy segment increased by $0.4 million. The increase in SG&A expenses for the nitrogen products manufacturing business was primarily due to business development expenses of approximately $2.4 million, including $2.3 million related to the acquisition of the Pasadena Facility. In addition, non-cash unit-based compensation was approximately $0.4 million higher in the current period than in the prior-year period. Current period expenses also include $0.4 million in SG&A expenses at the Pasadena Facility. Partially offsetting the increase in SG&A expenses was a $1.1 million reduction in audit and tax fees which were higher in the prior-year period due to the additional audit and tax work required for the initial public offering (IPO) and change in fiscal year.

R&D expenses incurred in the alternative energy segment during the three months ended December 31, 2012 were $6.3 million, up from $4.2 million for the comparable period in the prior year. The increase in R&D expenses resulted primarily from approximately $3.6 million of lower reimbursements from the U.S. Department of Energy (DOE) for costs related to the Rentech-ClearFuels gasifier. These R&D expenditures were partially offset by lower property taxes related to the PDU of $1.2 million in 2012, which were recorded as R&D expense.

Twelve months ended December 31, 2012

Consolidated revenues for the twelve months ended December 31, 2012 were $261.9 million, compared to $200.1 million for 2011. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen. The increase in revenues at Rentech Nitrogen was primarily due to the contribution of $37.4 million of revenues from the Pasadena Facility, increased sales prices for all products from the East Dubuque Facility and higher sales volume for ammonia at the East Dubuque Facility. UAN sales volume declined in the current year as a result of production lost during plant outages at the East Dubuque Facility that occurred in the fourth quarter of 2012. This delayed UAN shipments scheduled for the fourth quarter of 2012 into the first quarter of 2013.

Consolidated operating income for the twelve months ended December 31, 2012 was $43.3 million, compared to an operating loss of $27.2 million in 2011. During the twelve months ended December 31, 2012, Rentech reported $16.0 million of impairments related to the Company’s capitalized SilvaGas patents and goodwill from the acquisition of ClearFuels, in the approximate amounts of $8.5 million and $7.2 million, respectively. During the year ended December 31, 2011, Rentech recorded a loss on impairment of $59.3 million relating to canceled alternative energy projects.

During the twelve months ended December 31, 2012, Rentech’s nitrogen products manufacturing business generated operating income of $111.6 million, compared to $77.9 million in 2011. EBITDA for Rentech’s nitrogen manufacturing business was $124.0 million for the current period, compared to $88.6 million in 2011. EBITDA for the current period, excluding Partnership level expenses and non-recurring items related to the Pasadena Facility, totaled $135.8 million. The East Dubuque Facility and the Pasadena Facility contributed $137.5 million and ($1.7) million in EBITDA, respectively, during the twelve months ended December 31, 2012. As part of purchase accounting adjustments related to the acquisition of Agrifos, the value of inventory was increased to fair value as of the closing date, which resulted in an approximately $3.4 million increase in the cost of product sold by the Pasadena Facility during the two-month period ended December 31, 2012. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing business have been included below in this press release.

Gross margins for the nitrogen products manufacturing business were 50% for the twelve months ended December 31, 2012, compared to 43% for 2011. The increase in gross margins was primarily attributable to an increase in revenues and lower natural gas costs. Average natural gas costs in cost of sales for the East Dubuque Facility were $3.59 per MMBtu for the twelve months ended December 31, 2012, compared to $4.76 per MMBtu for the prior year. Average ammonia and sulfur costs in cost of sales for the Pasadena Facility were $658 per ton and $154 per ton, respectively for the current period.

For the twelve months ended December 31, 2012, Rentech reported consolidated net loss of $14.0 million, or $0.06 per share. This compares to a net loss of $67.3 million, or $0.30 per share, reported in the prior year. Excluding loss on debt extinguishment and non-recurring items, the Company generated net income of $0.03 per share for the twelve months ended December 31, 2012 and net income of $0.05 per share for the prior-year period. Further explanation of net income excluding loss on debt extinguishment and non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding loss on debt extinguishment and non-recurring items to net income have been included below in this press release.

For the twelve months ended December 31, 2012, total cash operating and capital expenditures for Rentech’s alternative energy segment were $42.1 million, which was below the Company’s previous guidance of approximately $45 million.

Consolidated SG&A expenses were $48.2 million for the twelve months ended December 31, 2012, compared to $30.8 million for the prior year. Current period SG&A expenses were comprised of $29.8 million for the alternative energy segment and $18.4 million for Rentech Nitrogen, compared to $23.1 million and $7.7 million, respectively, for the prior-year period. The majority of the increase in SG&A expenses for the alternative energy segment relates to an increase in non-cash compensation of $6.5 million as compared to the prior period. The increase in SG&A expenses for the nitrogen products manufacturing business was primarily due to business development expenses of approximately $4.5 million, including approximately $4.1 million for the Agrifos acquisition. In addition, Rentech Nitrogen was a publicly traded limited partnership for twelve full months in 2012 as compared to 52 days in 2011, which resulted in increases in non-cash unit-based compensation of approximately $2.6 million, payroll costs of approximately $1.3 million, approximately $1.0 million in professional and other fees related to being a publicly-traded partnership, and $0.7 million of fees on the unused credit facility. Current period expenses also include $0.4 million in SG&A expenses at the Pasadena Facility. The increase in SG&A expenses was partially offset by a $0.7 million reduction in audit and tax fees due to additional audit and tax work in 2011 required for the IPO and change in fiscal year.

R&D expenses incurred in the alternative energy segment during the twelve months ended December 31, 2012 were $20.9 million, down from $28.8 million for the prior year. The decrease in R&D expenses resulted primarily from a reduction in the engineering, procurement and construction activities associated with the Rentech-ClearFuels gasifier at the PDU of approximately $17.6 million and a savings from property tax and sales and use tax of approximately $3.3 million. This reduction in expense was partially offset by an increase in the start-up and operations costs of the gasifier of approximately $6.5 million and a reduction in DOE reimbursements of $7.0 million.

Conference Call with Management

The Company will hold a conference call today, March 19, 2013, at 11:00 a.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-294-4838 or 847-944-7303 and the audience passcode 5088586#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PDT on March 19 through 1:00 p.m. PDT on March 26. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience code 5088586#.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Income

(Stated in Thousands, Except per Share Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)			(unaudited)[1]
Total Revenues	$92,459	$63,066	$261,925	$200,115
Cost of Sales	63,872	37,510	130,006	114,110

Gross Profit	28,587	25,556	131,919	86,005
Selling, general and administrative expense	14,409	10,498	48,240	30,815
Research and development	6,270	4,202	20,944	28,785
Depreciation and amortization	1,268	566	3,754	2,218
Loss on impairments	15,941	583	15,965	59,272
Advance for equity investment	—	—	—	(7,892)
Other	(13)	(507)	(328)	16

Operating Expenses	37,875	15,342	88,575	113,214

Operating Income (Loss)	(9,288)	10,214	43,344	(27,209)
Other Income (Expense), Net
Interest expense	(3,661)	(4,098)	(8,949)	(17,034)
Loss on debt extinguishment	(4,801)	(10,263)	(4,801)	(19,486)
Loss on interest rate swaps	(43)	—	(951)	—
Other income (expense), net	4	51	258	139

Total Other Expenses, Net	(8,501)	(14,310)	(14,443)	(36,381)

Income (loss) before income taxes	(17,789)	(4,096)	28,901	(63,590)
Income tax expense	122	2	1,364	6

Income (loss) from continuing operations	(17,911)	(4,098)	27,537	(63,596)
Income from discontinued operations, net of tax	16	—	150	—

Net Income (Loss)	(17,895)	(4,098)	27,687	(63,596)
Net income attributable to noncontrolling interests	(6,630)	(4,433)	(41,687)	(3,700)

Net Loss Attributable to Rentech	$(24,525)	$(8,531)	$(14,000)	$(67,296)

Net Loss per Common Share Attributed to Rentech:
Basic and diluted	$(0.11)	$(0.04)	$(0.06)	$(0.30)

Weighted-Average Shares:
Basic and diluted	221,757	224,414	223,189	223,281

[1]

Due to a change in fiscal year, three months of the period presented are unaudited, but were included in a longer audited period. As a result of our change in fiscal year-end from September 30 to December 31 in 2011 for both Rentech and Rentech Nitrogen, the Company’s independent accountants audited the period from October 1, 2011 through December 31, 2011. The unaudited amounts presented for the calendar year ended December 31, 2011 were derived by subtracting the unaudited results for the 3 months ended December 31, 2010 from the audited results for the fiscal year ended September 30, 2011, and adding the audited results of the three months ended December 31, 2011.

Rentech, Inc.

Statements of Income by Business Segment

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)			(unaudited)[1]
Revenues
East Dubuque	$54,977	$63,014	$224,205	$199,909
Pasadena	37,430	—	37,430	—
Alternative Energy	52	52	290	206

Total Revenues	$92,459	$63,066	$261,925	$200,115
Gross Profit (Loss)
East Dubuque	$30,290	$25,554	$133,543	$85,998
Pasadena	(1,704)	—	(1,704)	—
Alternative Energy	1	2	80	7

Total Gross Profit	$28,587	$25,556	$131,919	$86,005
Operating Income (Loss)
East Dubuque	$28,221	$22,648	$125,984	$77,918
Pasadena	(2,648)	—	(2,648)	—
Alternative Energy	(30,589)	(12,434)	(68,219)	(105,127)

Total Operating Income	$(5,016)	$10,214	$55,117	$(27,209)
Net Income (Loss)
East Dubuque	$26,094	$10,455	$123,721	$45,700
Pasadena	(2,648)	—	(2,648)	—
Alternative energy	(35,449)	(14,553)	(79,316)	(109,296)

Total Net Income	$(12,003)	$(4,098)	$41,757	$(63,596)
Reconciliation of Segment Net Income to Consolidated Net Income
Segment Net Income	$(12,003)	$(4,098)	$41,757	$(63,596)
Partnership and Unallocated Expenses	(4,573)	—	(11,844)	—
Unallocated Interest Expense and Loss on Interest Rate Swaps	(1,319)	—	(2,226)	—

Consolidated Net Income	$(17,895)	$(4,098)	$27,687	$(63,596)

[1]

Due to a change in fiscal year, three months of the period presented are unaudited, but were included in a longer audited period. As a result of our change in fiscal year-end from September 30 to December 31 in 2011 for both Rentech and Rentech Nitrogen, the Company’s independent accountants audited the period from October 1, 2011 through December 31, 2011. The unaudited amounts presented for the calendar year ended December 31, 2011 were derived by subtracting the unaudited results for the 3 months ended December 31, 2010 from the audited results for the fiscal year ended September 30, 2011, and adding the audited results of the three months ended December 31, 2011.

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of December 31, 2012	As of December 31, 2011
Cash and Cash Equivalents	$141,736	$237,478
Working Capital	107,059	206,434
Construction in Progress	61,417	9,809
Total Assets	479,202	360,528
Total Long-Term Liabilities	194,130	53,475
Total Rentech Stockholders’ Equity	157,987	208,848

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis; and

•	the Company’s operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA presented by other companies may not be comparable to Rentech’s presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for Rentech’s nitrogen products manufacturing subsidiary for the three and twelve months ended December 31, 2012 and 2011 (stated in thousands).

	Three Months Ended, December 31,		Twelve Months Ended, December 31,
	2012	2011	2012	2011
Net income	$17,554	$10,455	$107,003	$31,057
Add:
Interest income	(2)	(14)	(45)	(53)
Interest expense	1,289	1,947	1,469	12,788
Loss on debt extinguishment	2,114	10,263	2,114	19,486
Loss on interest rate swaps	44	—	951	—
Income tax expense	303	—	303	14,643
Depreciation and amortization	3,004	3,287	12,460	10,706
Other	—	(3)	(232)	(3)

EBITDA	$24,306	$25,935	$124,023	$88,624

The table below reconciles EBITDA to net income and cash available for distribution for Rentech’s nitrogen products manufacturing subsidiary for the three months ended December 31, 2012 (stated in thousands).

	For the Three Months Ended December 31, 2012
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$26,094	$(2,648)	$(5,892)	$17,554
Add:
Net interest expense	12	—	1,275	1,287
Income tax expense	—	—	303	303
Loss on interest rate swaps	—	—	44	44
Loss on debt extinguishment	2,114	—	—	2,114
Depreciation and amortization	2,041	963	—	3,004

EBITDA	$30,261	$(1,685)	$(4,270)	$24,306
Plus: Acquisition costs	—	—	4,131	4,131

Adjusted EBITDA	$30,261	$(1,685)	$(139)	$28,437
Plus: Non-cash compensation expense	—	—	556	556
Less: Maintenance capital expenditures	(2,529)	(587)	—	(3,116)
Less: Net cash interest expense and debt service	(12)	—	(1,291)	(1,303)
Plus: Distribution of cash reserves for working capital	—	2,414	2,117	4,531

Cash available for distribution	$27,720	$142	$1,243	$29,105

Cash available for distribution, per unit				$0.75

Common units outstanding				38,839

The table below reconciles EBITDA to net income and cash available for distribution for Rentech’s nitrogen products manufacturing subsidiary for the twelve months ended December 31, 2012 (stated in thousands).

	For the Twelve Months Ended December 31, 2012
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$123,721	$(2,648)	$(14,070)	$107,003
Add:
Net interest expense	149	—	1,275	1,424
Income tax expense	—	—	303	303
Loss on interest rate swaps	—	—	951	951
Loss on debt extinguishment	2,114	—	—	2,114
Depreciation and amortization	11,497	963	—	12,460
Other	—	—	(232)	(232)

EBITDA	$137,481	$(1,685)	$(11,773)	$124,023
Plus: Acquisition costs	—	—	4,131	4,131

Adjusted EBITDA	$137,481	$(1,685)	$(7,642)	$128,154
Plus: Non-cash compensation expense	—	—	2,827	2,827
Less: Maintenance capital expenditures	(7,913)	(587)	—	(8,500)
Less: Net cash interest expense and debt service	(149)	—	(1,297)	(1,446)
Plus: Distribution of cash reserves for working capital	—	2,414	3,696	6,110

Cash available for distribution	$129,419	$142	$(2,416)	$127,145

Cash available for distribution, per unit				$3.30

Common units outstanding				38,529

The table below reconciles net income (loss) attributable to Rentech excluding loss on debt extinguishment and impairments to net income for the three and twelve months ended December 31, 2012 and 2011 (stated in thousands, except per share data).

	For the Three Months Ended	For the Twelve Months Ended
	December 31, 2012
Net loss Attributable to Rentech	$(24,525)	$(14,000)
Loss on Impairments	15,941	15,965
Loss on Debt Extinguishment	4,801	4,801

Net Income (Loss) Attributable to Rentech Excluding Loss on Debt Extinguishment and Impairments	$(3,783)	$6,766

Net Loss per Share Attributable to Rentech	$(0.11)	$(0.06)
Loss on Impairments	0.07	0.07
Loss on Debt Extinguishment	0.02	0.02

Net Income (Loss) per Share Attributable to Rentech Excluding Loss on Debt Extinguishment and Impairments	$(0.02)	$0.03

Weighted-Average Shares Outstanding	221,757	223,189

	For the Three Months Ended	For the Twelve Months Ended
	December 31, 2011
Net loss Attributable to Rentech	$(8,531)	$(67,296)
Loss on Impairments	583	59,272
Loss on Debt Extinguishment	10,263	19,486

Net Income (Loss) Attributable to Rentech Excluding Loss on Debt Extinguishment and Impairments	$2,315	$11,462

Net Loss per Share Attributable to Rentech	$(0.04)	$(0.30)
Loss on Impairments	0.00	0.26
Loss on Debt Extinguishment	0.05	0.09

Net Income (Loss) per Share Attributable to Rentech Excluding Loss on Debt Extinguishment and Impairments	$0.01	$0.05

Weighted-Average Shares Outstanding	224,414	223,281

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns the general partner and approximately 60% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a limited partnership traded publicly under the symbol RNF. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products. Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: our efforts to enter into a new line of business, including the timing and expected benefits from such line of business; the elimination of spending on R&D activities and reduction in other expenses related to alternative energy technologies; our efforts to seek partners who would provide funding to deploy our alternative energy technologies, to sell or license our alternative energy technologies and to sell the PDU and the Natchez land; the forecasted cash spend for the alternative energy segment; the outlook for both our energy and nitrogen fertilizer businesses; and projected cash available for distribution and growth opportunities for Rentech Nitrogen. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com